CERTIFICATE OF AMENDMENT OF THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CALIBERCOS INC. (a Delaware corporation) CALIBERCOS INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows: FIRST: The name of the Corporation is Calibercos Inc. The Corporation was incorporated by filing its Certificate of Incorporation with the Delaware Secretary of State on June 7, 2018. On May 16, 2023, the Corporation filed a Third Amended and Restated Certificate of Incorporation, which was amended by a Certificate of Designation filed November 26, 2024, and a Certificate of Designation filed March 5, 2025 (as amended, the "Certificate of Incorporation"). SECOND: Pursuant to Section 242 of the Delaware General Corporation Law (the "DGCL"), Section 4.01 of Article IV of the Certificate of Incorporation is hereby amended by adding the following subsection (b) thereto: (b) Reverse Stock Split. At the Effective Time of this Certificate of Amendment, (i) Each twenty (20) shares of Class A Common Stock, par value $0.001) per share (the "Class A Common Stock") issued and outstanding immediately prior to the Effective Time shall be automatically combined into and automatically become one (1) validly issued, fully paid and non-assessable share of Class A Common Stock of the Corporation, without any further action by the Corporation or the holder thereof (the "Class A Reverse Stock Split"); (ii) Each twenty (20) shares of Class B Common Stock, par value $0.001 per share (the "Class B Common Stock" and with the Class B Common Stock, the "Common Stock"), issued and outstanding immediately prior to the Effective Time shall be automatically combined into and automatically become one (1) validly issued, fully paid and non- assessable share of Class B Common Stock of the Corporation, without any further action by the Corporation or the holder thereof (the "Class B Reverse Stock Split" and with the Class A Reverse Stock Split, the "Reverse Stock Split"); (iii) No fractional shares shall be issued in connection with the Reverse Stock Split; any fractional shares resulting from each of the Class A Reverse Stock Split and the Class B Reverse Stock Split, that are held by an individual stockholder will be aggregated subsequent thereto and each such fractional share resulting from such aggregation shall be rounded up to the nearest whole share; Docusign Envelope ID: BC105C47-51D8-49D4-A8E3-C12B9F878863

(iv) In each case, the authorized shares of the Corporation shall remain as set forth in the Certificate of Incorporation. THIRD: The foregoing amendments were duly adopted and approved by the board of directors and the stockholders of the Corporation pursuant to Section 242 of the DGCL. FOURTH: On April 21, 2025, the board of directors of the Corporation determined that each twenty (20) shares of the Corporation's Common Stock, par value $0.001 per share, outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.001 per share. The Corporation will publicly announce this ratio on April 30, 2025. FIFTH: This Certificate of Amendment shall become effective on May 2, 2025, at 12:01 a.m. Delaware time (the "Effective Time"). [Remainder of Page Intentionally Left Blank] Docusign Envelope ID: BC105C47-51D8-49D4-A8E3-C12B9F878863

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 21st day of April 2025. CALIBERCOS INC. By: John C. Loeffler II Chief Executive Officer Docusign Envelope ID: BC105C47-51D8-49D4-A8E3-C12B9F878863